Exhibit 99.1

RE:	MHI Hospitality Corporation 4801 Courthouse Street, Suite 201 Williamsburg, VA 23188 (757) 229-5648 TRADED: AMEX: MDH

FOR YOUR INFORMATION:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Bill Zaiser	Vicki Baker
Chief Financial Officer	General Information
(301) 220-5400	(703) 796-1798

AT THE CARLYLE GROUP:
Christopher Ullman
Director of Global Communications
(202) 729-5399

FOR IMMEDIATE RELEASE

MONDAY, APRIL 30, 2007

MHI HOSPITALITY CORPORATION ANNOUNCES REAL ESTATE

JOINT VENTURE WITH THE CARLYLE GROUP

CARLYLE COMMITS UP TO $100 MILLION

Williamsburg, VA – April 30, 2007 – MHI Hospitality Corporation (AMEX: MDH) announced today that it has entered into a joint venture with global private equity firm The Carlyle Group to source, underwrite, acquire, develop and operate targeted substantial hotel assets and/or hotel portfolios. Carlyle has committed up to $100 million of equity capital to the joint venture, which allows for individual transactions to exceed $30 million. Washington, DC-based Perseus Realty Capital acted as agent and arranger of the venture.

Andrew M. Sims, President and Chief Executive Officer of MHI Hospitality Corporation, commented, “We are very pleased to announce this joint venture with Carlyle. The venture enhances our ability to invest in larger hotel assets and portfolios and will facilitate further growth of our real estate platform. We believe this venture is consistent with our core strategy and presents an additional means for us to create significant long-term value for our shareholders. We look forward to a productive partnership with Carlyle, an established firm with a stellar investment track record.”

Robert G. Stuckey, Managing Director of The Carlyle Group and head of Carlyle Realty Partners, said, “We are excited to partner with a group as experienced and dedicated as MHI

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Hospitality Corporation. MHI has a proven track record of successful hotel investing, which will only be enhanced by our partnership.”

Hayden R. Jones, Principal of The Carlyle Group said, “We thank Perseus Realty Capital for introducing us to MHI. One of our main goals is to partner with proven real estate investors and property managers to create value for our investors.”

Under the agreement, MHI will identify potential investment opportunities in excess of $30,000,000 and the joint venture partners will jointly agree on an investment’s suitability prior to capital commitment. Carlyle’s flagship U.S. real estate fund, Carlyle Realty Partners V (CRP V), will commit up to $100,000,000 of equity capital to the joint venture for a 36-month term. CRP V will fund up to 90% of the equity of an acquisition and MHI will provide between 10% and 25%.

It is expected that hotels acquired by the joint venture will be managed by MHI Hotels Services, L.L.C., and MHI will be paid an asset management fee of 1.5% of the gross revenues of the hotels owned by the venture. In addition, MHI will have a first right of offer with respect to any investment within the joint venture.

About MHI Hospitality Corporation

MHI Hospitality Corporation is a self-advised lodging REIT focused on the acquisition, redevelopment and management of mid-scale, upscale and upper upscale full service hotels in the Mid-Atlantic, Midwest and Southeastern United States. Currently, the company’s portfolio consists of seven properties comprising 1,723 rooms, all of which operate under the Hilton, InterContinental Hotels Group and Starwood Hotels and Resorts brands. In addition, the company has a leasehold interest in the common area of Shell Island Resort, a resort condominium property. MHI Hospitality Corporation was organized in 2004 and is listed on the Russell Microcap™ Index. The company is headquartered in Williamsburg, Virginia. For more information please visit www.mhihospitality.com.

About The Carlyle Group

The Carlyle Group is a global private equity firm with $56.0 billion under management. Carlyle invests in buyouts, venture & growth capital, real estate and leveraged finance in Asia, Europe and North America, focusing on aerospace & defense, automotive & transportation, consumer & retail, energy & power, healthcare, industrial, technology & business services and telecommunications & media. Since 1987, the firm has invested $26.4 billion of equity in 601 transactions for a total purchase price of $126.5 billion. The Carlyle Group employs more than 780 people in 18 countries. In the aggregate, Carlyle portfolio companies have more than $87 billion in revenue and employ more than 286,000 people around the world. www.carlyle.com.

Since its inception in 1993, Carlyle Realty Partners has completed more than 200 investments, investing approximately $3 billion of equity for a total capitalization of approximately $14 billion. Carlyle has more than 60 real estate professionals in Washington, DC; New York City; Los Angeles; Newport Beach, California; and Denver.

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Forward-Looking Statements

This presentation includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Although the Company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable, these statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond the Company’s control. Therefore, actual outcomes and results may differ materially from what is expressed, forecasted or implied in such forward-looking statements. General economic conditions, including the timing and magnitude of the recovery in the hospitality industry, future acts of terrorism, risks associated with the hotel and hospitality business, the availability of capital, the ability of the company to acquire additional hotel properties, the timely completion of planned hotel renovations, and other factors, may affect the company’s future results, performance and achievements. These risks and uncertainties are described in greater detail in the company’s current and periodic filings with the Securities and Exchange Commission. The company undertakes no obligation and does not intend to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.